Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2016 Operating Results

April 11, 2016	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and nine months ended February 29, 2016. For the three months ended February 29, 2016, total sales decreased $482,153, or 16.0%, to $2,528,465 from $3,010,618 in the three months ended February 28, 2015. Net loss was $450,906, or $(0.15) per fully diluted share, for the three months ended February 29, 2016 as compared to net loss of $168,371, or $(0.06) per fully diluted share, for the three months ended February 28, 2015.

For the nine months ended February 29, 2016, total sales decreased $504,792, or 5.5%, to $8,706,618 from $9,211,410 in the nine months ended February 28, 2015. Net loss was $1,049,755, or $(0.35) per fully diluted share, for the nine months ended February 29, 2016 as compared to net loss of $186,428, or $(0.06) per fully diluted share, for the nine months ended February 28, 2015.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia and Europe. Balancer segment sales decreased $623,010, or 32.7%, to $1,280,472 for the three months ended February 29, 2016 compared to $1,903,482 for the three months ended February 28, 2015. The decrease is primarily attributed to a significant decline in sales into China and North America for the quarter.

Balancer segment sales decreased $577,805, or 10.2%, to $5,088,696 for the nine months ended February 29, 2016 compared to $5,666,501 for the nine months ended February 28, 2015. The decrease is primarily attributed to a significant decline in sales into China and decreased sales into other parts of Asia and Europe.

The Measurement segment product line consists of SMS® and Lasercheck® laser-based surface microroughness measurement systems, Acuity® laser-based distance measurement and dimensional sizing laser sensors, and Xact® ultrasonic-based remote tank monitoring products. Total Measurement segment sales increased $140,857, or 12.7%, to $1,247,993 for the three months ended February 29, 2016 compared to $1,107,136 for the three months ended February 28, 2015. The increase is primarily attributed to increased sales in our Acuity product line.

Measurement segment sales increased $73,013, or 2.1%, to $3,617,922 for the nine months ended February 29, 2016 compared to $3,544,909 for the nine months ended February 28, 2015, due to increased sales in our Acuity and Xact product lines, offset in part by lower sales in our SMS product line.

Gross margin for the three months ended February 29, 2016 decreased to 42.1% as compared to 44.9% for the three months ended February 28, 2015. Gross margin for the nine months ended February 29, 2016 decreased to 43.4% as compared to 47.4% for the nine months ended February 28, 2015. The overall decrease in gross margin in both the three and nine month periods ended February 29, 2016 compared to the three and nine month periods in the prior fiscal year is primarily influenced by shifts in product sales mix.

Operating expenses decreased $27,215, or 1.8%, to $1,473,655 for the three months ended February 29, 2016 as compared to $1,500,870 for the three months ended February 28, 2015. General, administrative and sales expenses increased $492 for the three months ended February 29, 2016 as compared to the same period in the prior year with increases in sales-related travel expense offset by reductions in sales commissions and professional, legal and accounting expenses. The increase in general, administrative and sales expense was offset by a decrease in spending of $27,707, or 28.9%, for research and development for the quarter ended February 29, 2016 as compared to the same quarter in the prior year.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Operating expenses increased $216,267, or 4.8%, to $4,752,584 for the nine months ended February 29, 2016 as compared to $4,536,317 for the nine months ended February 28, 2015. General, administrative and sales expenses increased $281,657, or 6.6%, for the nine months ended February 29, 2016 as compared to the same period in the prior year due to increases in sales commissions and personnel expense, increases in patent expenses and increases in sales-related travel, general office and utilities costs offset by a reduction in trade show expenses. This increase was offset by a decrease in spending of $65,390, or 22.3%, for research and development for the first three quarters of Fiscal 2016 as compared to the same period in the prior year.

“Our third quarter results reflect a significant decline in sales of our SBS products, primarily in the China and North American markets. Many of our North American customers are tied to China and the other Asia markets and the economic conditions in those regions during the past six months have caused a significant slowdown in SBS orders shipped,” commented David M. Hudson, President and CEO of Schmitt Industries. “One bright spot is the strengthening of sales in the Acuity product line, which provided stronger results during this period,” Hudson concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by David M. Hudson, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to continue to accelerate growth in sales of the Xact® tank monitoring system and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, the ability to obtain financing if needed to fund operations or growth through commercial loans or capital fund raising at terms acceptable to the Company and its shareholders, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 29, 2016	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$1,135,365	$1,795,654
Accounts receivable, net	1,984,806	2,660,426
Inventories	4,774,992	4,557,567
Prepaid expenses	131,375	153,970
Income taxes receivable	1,343	1,029

	8,027,881	9,168,646

Property and equipment, net	995,780	1,110,878

Other assets
Intangible assets, net	740,764	824,411

TOTAL ASSETS	$9,764,425	$11,103,935

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$642,648	$834,002
Accrued commissions	284,836	284,944
Accrued payroll liabilities	129,217	140,872
Other accrued liabilities	275,335	355,513

Total current liabilities	1,332,036	1,615,331

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at February 29, 2016 and May 31, 2015	10,559,644	10,511,324
Accumulated other comprehensive loss	(421,725)	(366,945)
Accumulated deficit	(1,705,530)	(655,775)

Total stockholders’ equity	8,432,389	9,488,604

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,764,425	$11,103,935

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 29, 2016 AND 2015

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Net sales	$2,528,465	$3,010,618	$8,706,618	9,211,410
Cost of sales	1,465,104	1,660,256	4,924,355	4,843,303

Gross profit	1,063,361	1,350,362	3,782,263	4,368,107

Operating expenses:
General, administration and sales	1,405,632	1,405,140	4,525,149	4,243,492
Research and development	68,023	95,730	227,435	292,825

Total operating expenses	1,473,655	1,500,870	4,752,584	4,536,317

Operating loss	(410,294)	(150,508)	(970,321)	(168,210)
Other loss, net	(34,117)	(15,578)	(59,128)	(11,181)

Loss before income taxes	(444,411)	(166,086)	(1,029,449)	(179,391)
Provision for income taxes	6,495	2,285	20,306	7,037

Net loss	$(450,906)	$(168,371)	$(1,049,755)	$(186,428)

Net loss per common share, basic	$(0.15)	$(0.06)	$(0.35)	$(0.06)

Weighted average number of common shares, basic	2,995,910	2,995,910	2,995,910	2,995,910

Net loss per common share, diluted	$(0.15)	$(0.06)	$(0.35)	$(0.06)

Weighted average number of common shares, diluted	2,995,910	2,995,910	2,995,910	2,995,910